As filed with the Securities and Exchange Commission February 3, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

RIVER FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

ALABAMA	46-1422125
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

2611 Legends Drive

Prattville, Alabama 36066

(Address of Principal Executive Offices)

(Zip Code)

RIVER FINANCIAL 2006 STOCK COMPENSATION PLAN

RIVER FINANCIAL 2015 INCENTIVE STOCK COMPENSATION PLAN

RIVER BANK & TRUST DIRECTOR WARRANTS

KEYSTONE BANK 2007 INCENTIVE STOCK COMPENSATION PLAN

KEYSTONE BANK DIRECTOR WARRANTS

(Full Title of the Plans)

James M. Stubbs

President and Chief Executive Officer

River Financial Corporation

2611 Legends Drive

Prattville, Alabama 36066

(Name and Address of Agent for Service)

(334) 290-2700

(Telephone Number, including Area Code, of Agent for Service)

Copies to:

Michael D. Waters, Esq.

Jones Walker LLP

1819 Fifth Avenue North, Suite 1100

Birmingham, Alabama 35203

Tel: (205) 244-5210

Fax: (205) 244-5410

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $1.00 per share	758,000	(2)	$9,625,005	$969.24

(1)	This registration statement covers 242,000 shares to be issued pursuant to the Registrant’s 2006 Stock Compensation Plan, 300,000 shares to be issued pursuant to the Registrant’s 2015 Incentive Stock Compensation Plan, 135,000 shares to be issued pursuant to Registrant’s director warrants, 36,000 shares to be issued pursuant to Keystone warrants, and 45,000 shares to be issued in connection with the Keystone 2007 Incentive Stock Compensation Plan. Pursuant to the Agreement and Plan of Merger between River Financial Corporation and Keystone Bancshares, Inc., dated as of May 13, 2015, the Registrant assumed all of the outstanding options and warrants of Keystone Bancshares, Inc. referred to above and such options and warrants became exercisable to purchase shares of common stock of the Registrant with appropriate adjustments to the number of shares and exercise price of each assumed option and warrant in accordance with the terms of such agreement. Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 shall also cover an indeterminate number of additional shares of Common Stock that may be offered and issued to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transactions effected without receipt of consideration that results in an increase in the number of shares of the Registrant’s outstanding shares of common stock.
(2)	Existing options and warrants have varying exercise prices depending upon the date of grant or adjustments to exercise prices as a result of the merger agreement referenced in footnote (1). See footnote (3).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act. There is no established market for the shares being offered. The registration fee has been calculated based on the exercise price of existing options and warrants which varies based on the time of grant from $12.91 per share to $16.00 per share, or the book value of shares to be issued pursuant to future grants ($15.56), computed as of December 31, 2015, the latest practicable date.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers an aggregate of 758,000 shares of Common Stock, par value $1.00 per share, of River Financial Corporation (the “Registrant”) reserved for issuance under: (i) the River Financial 2006 Stock Compensation Plan, (ii) the River Financial 2015 Incentive Stock Compensation Plan, (iii) the River Bank & Trust director warrants, (iv) Keystone Bank director warrants, and (v) the Keystone Bank 2007 Incentive Stock Compensation Plan (together, the “Plans”).

Pursuant to the Agreement and Plan of Merger between River Financial Corporation and Keystone Bancshares, Inc. dated as of May 13, 2015, the Registrant assumed all outstanding options and warrants of Keystone Bancshares, Inc. and such options became exercisable to purchase shares of common stock of the Registrant effective at the merger, December 31, 2015, with appropriate adjustments to the number of shares and exercise price of each assumed option and warrant in accordance with the terms of such agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the Plans, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Joint Proxy Statement / Prospectus dated October 30, 2015, filed as part of the Company’s Registration Statement on Form S-4, filed July 31, 2015, as amended, File No. 333-205986;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015; and

(c)	The Company’s Current Reports on Form 8-K filed on December 7, 2015 and January 5, 2016.

All reports and other documents the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, but excluding any information furnished to, rather than filed with, the Commission, shall be deemed to be incorporated by reference herein and to be part hereof from the date such reports or documents are filed. Information contained herein modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained herein or in earlier-dated documents incorporated by reference. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities

The description of the Registrant’s securities contained at “Description of River Financial Common Stock” in the Joint Proxy Statement / Prospectus to the Registrant’s Registration Statement on Form S-4, filed on July 31, 2015, as amended, file no. 333-205986, is incorporated herein by reference.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of the shares of the Company’s Common Stock offered by this Registration Statement, pursuant to the Plans, has been passed upon by Jones Walker LLP, Birmingham, Alabama.

Item 6.	Indemnification of Directors and Officers

The Alabama Business Corporation Law (“ABCL”), Sections 10A-2-8.50 – 8.58, empowers a corporation to indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

•	he conducted himself in good faith;

•	he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and, in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and

•	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct.

Unless ordered by a court, a corporation may not indemnify a director in connection with:

•	a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

•	in connection with any other proceeding with respect to conduct for which the director was adjudged liable on the basis that he received an improper benefit, whether or not involving action in his official capacity.

The ABCL further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director. The director must deliver to the corporation: (1) a signed written affirmation of his good faith belief that he has met the relevant standard of conduct described in the ABCL; and (2) his written undertaking to repay any funds advanced if he is not entitled to indemnification under the ABCL and it is ultimately determined under the ABCL that he has not met the relevant standard of conduct described in the ABCL. The undertaking required must be an unlimited general obligation of the director. It need not be secured and may be accepted without reference to the financial ability of the director to make repayment. A determination must also be made that the facts known to those making the determination would not preclude indemnification under the ABCL.

A corporation may not indemnify a director as described above unless authorized by:

•	the board of directors assuming the presence of a quorum, or, if a quorum cannot be obtained, by a majority of the members of a committee of two or more qualified directors appointed by such a vote;

•	special legal counsel selected in accordance with the ABCL; or

•	the shareholder, but shares owned by or voted under the control of a director who at the time does not qualify as a qualified director may not be voted on the authorization.

A corporation may also indemnify and advance expenses to officers and employees of the corporation who is a party to a proceeding because he is an officer to the same extent as for a director.

In addition, the Company has purchased insurance containing customary terms and conditions as permitted by Delaware law on behalf of its directors and executive officers, which may cover liabilities under the Securities Act.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation of River Financial Corporation, filed on July 31, 2015 as Exhibit 3.1 to the Company’s Registration Statement on Form S-4, file no. 333-205986, and the amendment thereto filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed December 7, 2015, and incorporated by reference herein.

4.2	Bylaws of River Financial Corporation, filed on July 31, 2015 as Exhibit 3.2 to the Company’s Registration Statement on Form S-4, and incorporated by reference herein.

4.3	River Financial 2006 Stock Compensation Plan, filed on July 31, 2015 as Exhibit 10.1 to the Company’s Registration Statement on Form S-4, and incorporated by reference herein.

4.4	River Bank & Trust Form of Warrant Agreement, filed on July 31, 2015 as Exhibit 10.9 to the Company’s Registration Statement on Form S-4, and incorporated by reference herein.

4.5	River Financial 2015 Incentive Stock Compensation Plan, filed on July 31, 2015 as Exhibit 10.10 to the Company’s Registration Statement on Form S-4, and incorporated by reference herein.

4.6	Keystone Bank 2007 Incentive Stock Compensation Plan

4.7	Keystone Bank Form of Warrant Agreement

5.1	Opinion of Jones Walker LLP

23.1	Consent of Porter Keadle Moore LLC

23.2	Consent of Jones Walker LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(iv) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(v) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or, otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prattville, State of Alabama, on January 27, 2016.

RIVER FINANCIAL CORPORATION

By:	/s/ James M. Stubbs
James M. Stubbs
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James M. Stubbs and Kenneth H. Givens, and each or either one of them, as his true and lawfully attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and any subsequent registration statements relating to the offering to which this Registration Statement relates, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the date set forth below.

/s/ James M. Stubbs	CEO and Director	*
James M. Stubbs	(Principal Executive Officer)

/s/ Kenneth H. Givens	Chief Financial Officer	*
Kenneth H. Givens	(Principal Financial and Accounting Officer)

/s/ Larry Puckett	Director and Chairman of the Board	*
Larry Puckett

/s/ Ray Smith	Director and President	*
Ray Smith

/s/ Murray Neighbors	Director and Vice Chairman of the Board	*
Murray Neighbors

/s/ Jim L. Ridling	Director	*
Jim L. Ridling

/s/ Vernon B. Taylor	Director	*
Vernon B. Taylor

/s/ John A. Freeman	Director	*
John A. Freeman

*	January 27, 2016

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation of River Financial Corporation, filed on July 31, 2015 as Exhibit 3.1 to the Company’s Registration Statement on Form S-4, file no. 333-205986, and incorporated by reference herein.

4.2	Bylaws of River Financial Corporation, filed on July 31, 2015 as Exhibit 3.2 to the Company’s Registration Statement on Form S-4, and incorporated by reference herein.

4.3	River Financial 2006 Stock Compensation Plan, filed on July 31, 2015 as Exhibit 10.1 to the Company’s Registration Statement on Form S-4, and incorporated by reference herein.

4.4	River Bank & Trust Form of Warrant Agreement, filed on July 31, 2015 as Exhibit 10.9 to the Company’s Registration Statement on Form S-4, and incorporated by reference herein.

4.5	River Financial 2015 Incentive Stock Compensation Plan, filed on July 31, 2015 as Exhibit 10.10 to the Company’s Registration Statement on Form S-4, and incorporated by reference herein.

4.6	Keystone Bank 2007 Incentive Stock Compensation Plan

4.7	Keystone Bank Form of Warrant Agreement

5.1	Opinion of Jones Walker LLP

23.1	Consent of Porter Keadle Moore LLC

23.2	Consent of Jones Walker LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).